Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STANLEY BLACK & DECKER, INC.

Stanley Black & Decker, Inc., a corporation organized and existing under the Connecticut Business Corporation Act (the “CBCA”), does hereby certify:

1: The name of the corporation is Stanley Black & Decker, Inc. (the “Corporation”).

2: Section 3C of the Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), is hereby further amended as set forth on Exhibit A hereto.

3: The amendments are permitted pursuant to Section 33-608(l)(4) of the CBCA.

4: The amendments were adopted by resolution of the Special Securities Committee of the Board of Directors on May 7, 2020. No Shareholder approval was required.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed this 15th day of May, 2020.

STANLEY BLACK & DECKER, INC.

By:	/s/ Robert T. Paternostro
Name:	Robert T. Paternostro
Title:	Vice President, Treasury

Exhibit A

Text of Amendment

Each capitalized term used but not defined herein shall have the meaning assigned to it in Section 3C of the Certificate of Incorporation or, if not defined therein, in the Purchase Contract and Pledge Agreement (as defined in Section 3C of the Certificate of Incorporation).

For purposes of Section 3C of the Certificate of Incorporation, the Remarketing of the 0% Series C Cumulative Perpetual Convertible Preferred Stock conducted by the Corporation on May 7, 2020 constitutes a “Successful Remarketing” and a “Dividend Increase Remarketing,” and the related settlement date of May 15, 2020 constitutes a “Remarketing Settlement Date.” In connection with such Remarketing and in accordance with Section 3C(12) of the Certificate of Incorporation, Section 3C thereof is amended as follows:

1.	Section 3C(1) is amended by deleting “0% Series C Cumulative Perpetual Convertible Preferred Stock” and replacing it with “Series C Cumulative Perpetual Convertible Preferred Stock”.

2.	The definition of “Conversion Rate” in Section 3C(2) is deleted and replaced with the following:

“Conversion Rate” per share of Convertible Preferred Stock means 6.7352 shares of Common Stock, subject to adjustment as set forth herein.

3.	The definition of “Dividend Payment Date” in Section 3C(2) is amended by adding the following immediately before the period at the end thereof:

“; provided that, notwithstanding anything to the contrary in this Section 3C, the first Dividend Payment Date shall be August 15, 2020”.

4.	The definition of “Dividend Rate” in Section 3C(2) is amended by adding the following immediately before the period at the end thereof:

“; provided that (i) from, and including, May 15, 2020 to, but excluding, the Dividend Step-Up Date, “Dividend Rate” means 5.000% per annum of the $1,000 per share Liquidation Preference and (ii) from, and including, the Dividend Step-Up Date, “Dividend Rate” means 10.000% per annum of the $1,000 per share Liquidation Preference”.

5.	Section 3C(2) is amended by adding the following definition immediately below the definition of “Dividend Rate”:

“Dividend Step-Up Date” means May 15, 2023.

6.	Section 3C(4)(a) is amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary in this Section 3C, from, and including, May 15, 2020, the Dividend Rate shall be as set forth in Section 3C(2).”

7.	Section 3C(8)(a) is amended by deleting each occurrence of “June 22, 2020” and replacing it with “May 15, 2021”.